Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-153078; 333-148843; and 333-145676), pertaining to the employee benefit plans of Geovic Mining Corp. (an exploration stage company) of our report dated March 28, 2008 with respect to the consolidated financial statements of Geovic Mining Corp. (an exploration stage company) as of December 31, 2007 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2007, included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Chartered Accountants

Vancouver, Canada

March 16, 2009